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                                                                   EXHIBIT 10.39

                 SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

     This Agreement to Change Status and Release all Claims ("Agreement") is made between First Virtual Holdings Incorporated (EMPLOYER) and John M. Stachowiak (EMPLOYEE) in the complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. This agreement shall be effective May 15, 1998 ("Effective Date").

Whereas, Employer has verbally informed Employee that it desires to terminate Employee's employment as of the Effective Date, but to ask Employee to consult thereafter.

Whereas, Employer will provide Employee with:

(i)   a payment equal to four (4) months salary;

(ii) accelerated vesting of 25% of the total of options to purchase First Virtual Common Stock held by Employee, as of the Effective Date; and

(iii) an extension of time to exercise those vested options until May 15, 1999.

The parties have agreed as follows:

     All disputes, controversies, and potential disputes or causes of action or claims arising out of, or in any way connected with, Employee's employment relationship with Employer, whether known or unknown, suspected or unsuspected, which the Employee and Employer, its shareholders, officers, assigns, and agents, has or may have had against each other are settled.

1. Employee resigns as Vice President, Finance and Administration and Chief Financial Officer as of the Effective Date. The parties acknowledge that Employee is no longer a SEC Section 16 officer as of the Effective Date.

2. Employee represents and warrants, that to the best of his knowledge and belief that nothing stated in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission relating to Employer's initial public stock offering or the Employer's Form 10K filed for fiscal years 1996 and 1997 or the Employer's Form 10Q filed for first, second, third or fourth quarter of 1997, or the Employer's Form 10Q filed for first quarter of 1998 ("SEC Filings") was false or inaccurate as of the date of such SEC Filings or failed to state a fact that when considered in light of all facts and circumstances would be considered material.

3. Employer will pay to Employee the total amount of $18,168.17 representing salary earned and unpaid through May 15, 1998, vacation pay earned and unused through May 15, 1998, net of applicable withholdings, and a refund of moneys paid into the Employee Stock Purchase Plan. Employee agrees and understands that this payment and transfer is a full satisfaction of any wages earned, but unpaid to date and waives any right under California Labor Code Section 206.5.

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4.   Employer will also pay Employee an additional amount of $66,666.64 representing four (4) months salary, net of applicable withholdings. Employee will be paid his current salary on the May 31, 1998 and June 15, 1998 and the gross amount will be subtracted from the total $66,666.64. On June 30, 1998 Employer will pay Employee the remaining amount of the $66,666.64, net of applicable withholdings.

5. As of the Effective Date, subject to approval by the Company's Board of Directors, the options to purchase Common Stock held by Employee shall be exercisable as to the number of shares set forth below and the exercise period will be extended to 1 (one) year from the Effective Date of this Agreement for all previously existing Option Grants. Employer and Employee agree that as of the Effective Date, the Employee is vested in the following options:

   Vesting
Commencement                                                  Vested and
    Date       Option Date     Type     Granted     Price     Exercisable
-------------------------------------------------------------------------
  10/14/96       8/15/97       NSO       10,000    $1.00          6,458
  10/14/96       4/29/98       ISO       45,000    $0.9375       29,063
  10/14/96       4/29/98       ISO       25,000    $0.9375       25,000
   8/12/96       4/29/98       ISO      100,000    $0.9375       68,750

                                            TOTAL EXERCISABLE:  129,271

6. The President of the Company Keith S. Kendrick and Lee H. Stein, Chairman and CEO are the only persons currently employed by Employer authorized to provide a reference concerning Employee. Employer may at its discretion provide the reference only after receiving an authorized consent or request signed by Employee identifying the authorized inquirer.

7. The events leading to this Agreement and Release, the fact of the Agreement and Release, and the terms and conditions of the Agreement and Release are and shall be maintained in privacy and confidence. Both parties agree that this confidentiality is a material term of the Agreement and Release. Without waiving their agreement concerning confidentiality, the parties agree that the information regarding the monetary terms of this settlement may be disclosed to any state or federal taxing authority and in filing; with the Securities and Exchange Commission as required by law. Such disclosure shall not be deemed a breach of this Agreement. Nothing in this paragraph is intended to restrict Employee from communicating with prospective employers and job referral sources about Employee's job experience at First Virtual, the nature and extent of job responsibilities, level of performance, the dates of employment, and the fact that Employee's termination resulted from a reorganization of Employer and that this termination was not performance related. Both Employee and Employer agree that they will do nothing to disparage the other in any communications after the date of this Agreement.

8.   The parties further agree that:

     Employee is eligible to participate in the Professional Management Program, provided by Right Management Consultants, and that the Company will pay the cost of such Program in an amount not to exceed $7,500.



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8.1  Each party acknowledges complete satisfaction of, and does hereby forever release, absolve, and discharge the other including but not limited to its parent corporation(s), subsidiaries, shareholders, officers, trustees, employees, past and present, successors, predecessors, assigns, agents, attorneys, and representatives from any and all causes of action judgments, liens indebtedness, damages, claims, liabilities, and demands, and causes of action of whatever kind or nature (except for Employee's right to unemployment insurance should Employee fail to obtain re-employment after the termination of this agreement) whether known or unknown, suspected or unsuspected, which the parties now have or hold, or at any time has or held against the other its parent corporation(s), subsidiaries, shareholders, officer, trustee, employees, past and present, successors, predecessors, assigns and agents including, but not limited to, any and all claims, under federal, state or local laws prohibiting discrimination in employment (including but not limited to the Age Discrimination in Employment Act of 1967), wrongful termination, breach of contract, breach of public policy, or any other claims. This release expressly waives any and all claims each party may presently have against the other regardless of the nature, source, or basis for any such claim. Employee agrees and promises not to file any lawsuit or other action asserting any such claims.

8.2 Without expanding or modifying same, Employee acknowledges its continuing obligations under its letter provided Employee, dated October 9, 1996 about certain rights of indemnification.

8.3 Employee represents and warrants that he has either destroyed or delivered to Employer all documents and information in any media either provided Employee by Employer or developed by Employee during his employment. Employee acknowledges and reaffirms his obligations under the Employee Confidentiality and Invention Assignment Agreement dated October 14, 1996, which shall be considered a part of this Agreement.

9. The Parties may in the future discover facts different from or in addition to those which are the subject of this Agreement, and agree that this Agreement shall remain in effect in all respects, notwithstanding the discovery or existence of different or additional facts. It is the intent of the Parties to completely, finally, irrevocably, and forever release, forgive, remise, acquit, and discharge the matters as provided herein; and in furtherance of this intention, this Agreement shall remain in effect as a complete and final release, forgiveness, and discharge of those matters, notwithstanding the discovery or existence of different or additional facts relevant to those matters. Therefore, the Parties waive all rights and benefits which they may now have or in the future may have under and by virtue of the terms of Section 1542 of the California Civil Code, which reads as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. Employee and Employer each acknowledge that they have carefully read and understand the contents of this Agreement and that this Agreement constitutes the entire agreement and understanding of the parties. The parties further agree that the terms of this Agreement are contractual and that both parties, their heirs, successors, and assigns are bound by it, and that any dispute as to its terms or its interpretation is governed by laws of the state of California excluding its conflict of laws doctrine.


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Should any court of law find any term or clause invalid under the prevailing law, then that term or clause only shall be omitted from enforcement, all other terms and conditions remaining enforceable.

11. Employee acknowledges complete satisfaction of, and does hereby forever release, absolve, and discharge Employer, including but not limited to its parent corporation(s), subsidiaries, shareholders, officers, trustees, employees, past and present, successors, predecessors, assigns, agents, attorneys, and representatives from any and all causes of action related to the Age Discrimination in Employment Act (ADEA). Employee understands:

     - That Employee has at least 45 days to review and execute this release and to review information provided by the Company regarding all employment terminations occurring on or around the same time as the termination of Employee's employment; and

     - That Employee will have 7 days after executing this release to revoke the release; and,

     - That Employee is advised to consult with an attorney before executing this release; and;

     - Any revocation shall be in writing and shall be delivered to the President by the close of business on the seventh business day from the date Employee signs this agreement

12. This is the complete integration of the agreement between the Parties and supersedes any oral, written or other representation made prior to or simultaneous to the execution of this Agreement. If any of the provisions of this Agreement are found by a court or other authority of competent jurisdiction to be unenforceable, then that provision(s) shall be stricken from this Agreement and the remaining provisions will continue in full force and effect.



/s/ JOHN M. STACHOWIAK
-------------------------------------
John M. Stachowiak

Date:  May 18, 1998



First Virtual Holdings Incorporated


/s/ KEITH S. KENDRICK
-------------------------------------
Keith S. Kendrick
Its President

Date: 15 May 1998





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